EXHIBIT 2.1

CONTRIBUTION AGREEMENT

DATED AS OF

JULY 21, 2004

BETWEEN

JOSTENS HOLDING CORP.

AND

FUSION ACQUISITION LLC

i

ii

Exhibit A	Form of Stockholders Agreement
Exhibit B	Form of Second Amended and Restated Certificate of Incorporation of the Company
Exhibit C	Form of Registration Rights Agreement

iii

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”) is entered into as of July 20, 2004, by and between Jostens Holding Corp., a Delaware corporation (the “Company”), and Fusion Acquisition LLC, a Delaware limited liability company (the “Investor”).

W I T N E S S E T H :

WHEREAS, the Company proposes to issue to the Investor, and the Investor wishes to acquire from the Company, an aggregate of 2,664,356 shares of the Company’s Class A Voting Common Stock, par value $0.01 per share (the “Class A Common Stock”) and one share of the Company’s Class C Voting Common Stock, par value $0.01 per share (the “Class C Common Stock”) in exchange for the Contribution.

WHEREAS, the Class A Common Stock and Class C Common Stock and any stock into which such Class A Common Stock or Class C Common Stock may thereafter be converted, changed, reclassified or exchanged are referred to herein as the “Common Stock.”

WHEREAS, the Investor has entered into that certain Agreement and Plan of Merger (the “VHH Merger Agreement”), dated as of even date herewith, among the Investor, VHH Merger, Inc. and Von Hoffmann Holdings Inc. (“VHH”), pursuant to which VHH Merger, Inc. will merge with and into VHH (the “VHH Merger”).

WHEREAS, the Investor has entered into that certain Agreement and Plan of Merger (the “AHC Merger Agreement” and, together with the VHH Merger Agreement, the “Merger Agreements”), dated as of even date herewith, among the Investor, AHC Merger, Inc. and AHC I Acquisition Corp. (“AHC”), pursuant to which AHC Merger, Inc. will merge with and into AHC (the “AHC Merger” and, together with the VHH Merger, the “Mergers”).

WHEREAS, immediately following the consummation of the Mergers, the Investor wishes to contribute all of the capital stock of VHH (as the surviving corporation in the VHH Merger) and all of the capital stock of AHC (as the surviving corporation in the AHC Merger) (together, the “Contributed Stock”) to the Company in exchange for Common Stock, and the Company desires to accept the Contributed Stock from the Investor.

WHEREAS, the parties intend that the Contribution (as defined below) shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, immediately following the Contribution, the Company will contribute the Contributed Stock to Jostens IH Corp. and, following the repurchase or redemption of all outstanding 14% Senior Redeemable Payment-in-Kind Preferred Stock of Jostens, the Company will cause Jostens IH Corp. to contribute the Contributed Stock to Jostens.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01.                 Definitions.   (a)  The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person; provided, that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of an investment in the Company.  For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“AHC Cash” shall have the meaning ascribed to term “Company Cash” in the AHC Merger Agreement.

“AHC Indebtedness” shall have the meaning ascribed to term “Company Indebtedness” in the AHC Merger Agreement.

“AHC Merger Consideration” shall have the meaning ascribed to term “Merger Consideration” in the AHC Merger Agreement.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Company By-laws” means the By-laws, as amended, of the Company.

“Company Certificate” means the Amended and Restated Certificate of Incorporation, as amended, of the Company.

“Company Indebtedness” means, collectively, as of the close of business on the day immediately preceding the Closing Date, the sum of (i) the accreted value, including accrued but unpaid interest, of the Company’s outstanding 10.25% Senior Discount Notes and any premiums paid to repurchase any such Notes pursuant to any change of control repurchase offer and all costs and expenses arising from or relating thereto, (ii) all amounts, including accrued but unpaid interest and dividends, required to repay, redeem or repurchase (by tender offer or otherwise), whether prior to, at or following the Closing, all amounts outstanding under Jostens’s 14% Senior Redeemable Payment-in-Kind Preferred Stock and Jostens’s 12.75% Senior Subordinated Notes and all costs and expenses arising from or relating thereto, including any termination or prepayment penalties, repayment or redemption premiums or consent solicitation costs, (iii) all amounts required to repay amounts outstanding pursuant to Term Loans, Canadian Revolving Credit Loans and up to $2,500,000 of U.S. Revolving Credit Loans under the Credit Facility (each as defined therein) and all costs arising from or relating thereto, including any accrued and unpaid interest and any termination or prepayment penalties, (iv) any other indebtedness for borrowed money (including the Fleet Promissory Note dated March 15, 2004, any notes, bonds, debentures, drawn letters of credit or similar instruments or obligations, but excluding any undrawn letters of credit) of the Company and the Subsidiaries outstanding, in each case including accrued and unpaid interest and any termination or prepayment penalties or premiums relating thereto, but excluding any U.S. Revolving Credit Loans under the Credit Facility (as defined therein) in excess of $2,500,000, (v) the amount of all obligations of the Company and the Subsidiaries under leases required to be capitalized in accordance with generally accepted accounting principles in the United States as of the date hereof (“GAAP”) that would be required to be set forth as a liability on a balance sheet prepared in accordance with GAAP, (vi) 50% of the amount payable to Company management under a management retention plan approved by the Company provided this clause (vi) shall not exceed $712,500 and (vii) payments committed to Robert Buhrmaster in the aggregate amount of $480,095.  Amounts hereunder shall exclude $500,000 of fees and expenses of counsel, advisors, consultants, investment bankers, actuaries, auditors and accountants in connection with such repayments, redemptions or repurchases, including such tender offers and consent solicitations.

“Company Stock Plan” means the Company’s 2003 Stock Incentive Plan.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, insurance policy or other written contract, subcontract, option, warranty, agreement, instrument, or other legally binding obligation commitment, arrangement or understanding.

“Credit Facility” means that certain Credit Agreement, dated July 29, 2003, among Jostens (as successor to Ring Acquisition Corp.) and Jostens Canada Ltd. as borrowers, Jostens IH Corp as guarantor, the Lenders party thereto, Credit Suisse First Boston Toronto Branch as Canadian Administrative Agent, and Credit Suisse First Boston as Administrative Agent.

“DLJMB” means DLJ Merchant Banking Partners III, L.P.

“ERISA Affiliate” means any other entity that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Transaction Expenses” means (i) up to $500,000 of fees and expenses of counsel, advisors, consultants, investment bankers, actuaries, auditors and accountants in connection with the tender offers and consent solicitations, (ii) any administration fee paid to Credit Suisse First Boston as contemplated by the Financing Commitment, (iii) fees and expenses incurred in connection with obtaining fairness opinions with respect to the Contribution or the Mergers, (iv) fees payable to Credit Suisse First Boston as the financial advisor to Von Hoffman Corporation with respect to the sale of the direct marketing business of The Lehigh Press, Inc., (v) amounts paid as retention bonuses to the employees of Jostens, and (vi) the amount paid to Marc Reisch as a signing bonus.

“Governmental Authority” means any Federal, state, regional, local or foreign government, court, administrative, regulatory or other governmental agency, commission, board agency, public body or authority or any non-governmental self-regulatory agency, commission or authority.

“Jostens” means Jostens, Inc., a Minnesota corporation and an indirect Subsidiary of the Company.

“Knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of such person’s executive officers and other officers having primary responsibility for such matter.

“Liens” means any and all pledges, claims, liens, charges, encumbrances, security interests, charges, options or restrictions of any kind whatsoever.

“Material Adverse Effect” shall mean any change or effect that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, except for any change or effect that arises out of, results from or is attributable to (a) any change in general business or economic conditions, (b) the execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (c) any act of terrorism or war (whether or not threatened, pending or declared), in each case that does not have a disproportionate effect on the Company and the Subsidiaries taken as a whole.

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Registration Rights Agreement” means the Registration Rights Agreement among the Company and the stockholders party thereto in the form attached hereto as Exhibit C.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by the Company prior to the consummation of the Contribution.

“Syndicate Stockholders” means the stockholders of the Company other than DLJMB and its Affiliates and any management or director stockholders.

“Transaction Expenses” means the aggregate amount of fees, costs and expenses and other payment obligations incurred by the Company or any of the Subsidiaries, by DLJ Merchant Banking III, Inc. or any of its Affiliates on behalf of the Company or any of the Subsidiaries, or by the Investor in connection with this Agreement or any of the transactions contemplated hereby, including the commitment fee for the Bridge Commitment (as defined in the Financing Commitment) not to exceed 0.75% of the amount of the Bridge Commitment, (ii) the Transaction Expenses as defined in the VHH Merger Agreement and (iii) the Transaction Expenses as defined in the AHC Merger Agreement, but in each case excluding (A) all costs, expenses, penalties and premiums related to the repayment, repurchase or refinancing of Company Indebtedness, VHH Indebtedness and AHC Indebtedness, (B) transaction advisory fees, each in the amount of $2,000,000, to be paid to DLJ Merchant Banking II, Inc. by each of AHC and VHH, (C) any amount payable to Renaissance Brands LLC for services performed for AHC in connection with the AHC Merger and (D) any transaction success or retention bonus paid or payable by AHC.

“VHH Cash” shall have the meaning ascribed to term “Company Cash” in the VHH Merger Agreement.

“VHH Indebtedness” shall have the meaning ascribed to term “Company Indebtedness” in the VHH Merger Agreement.

“VHH Merger Consideration” shall have the meaning ascribed to term “Merger Consideration” in the VHH Merger Agreement.

 (b)                              Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION

AHC	recitals
AHC Merger	recitals
AHC Merger Agreement	recitals
Affiliate Agreement	3.08
Agreement	preamble
Class A Common Stock	recitals
Class C Common Stock	recitals

Closing	2.03
Closing Date	2.03
Code	recitals
Common Stock	recitals
Company	preamble
Company Disclosure Schedule	Article 3
Company Real Property	3.20(a)
Company Shares	2.01(a)
Company Stock Options	3.02
Company Surviving Representations	8.01(a)
Confidentiality Agreement	5.02
Contributed Stock	recitals
Contribution	2.01(a)
Deal Financial Statements	5.04(c)
Environmental Claim	3.19
Environmental Laws	3.19(c)(i)
Environmental Liabilities	3.19(c)(ii)
Equity Value	2.02
ERISA	3.15(a)
Financial Statements	3.11(b)
Financing	5.04(a)
Financing Commitment	5.04(a)
Financing Shortfall Amount	2.02
Financing Shortfall Shares	2.02
Former Company Real Property	3.19(c)(iii)
GAAP	1.01(a)
Hazardous Substances	3.19(d)(iv)
HSR Act	3.05
Intellectual Property	3.13
Investor	preamble
Investor Indemnitees	8.01(b)
Investor Surviving Representations	8.01(a)
IRS	3.17(b)
Laws	3.04(b)
Leased Real Property	3.20(a)
Losses	8.01(b)
Mergers	recitals
Merger Agreements	recitals
Multi-Employer Plan	3.15(d)
Owned Real Property	3.20(a)
Permits	3.07(b)
Permitted Exception	3.20(e)
Per Share Purchase Price	2.02
Plans	3.15(a)
Real Property Leases	3.20(a)

Reisch Letter Agreement	5.03
Restraints	6.01(b)
SEC	3.11(a)
SEC Reports	3.11(a)
Stockholders Agreement	3.03(a)
Subsidiary Shares	3.09(b)
Tax	3.17
Taxes	3.17
Tax Returns	3.17
Title IV Plan	3.15(d)
Vested Options	2.02
VHH	recitals
VHH Merger	recitals
VHH Merger Agreement	recitals

 (c)                               Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein and Including.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d)                                 Any matter disclosed in any section of the Company Disclosure Schedule shall be deemed disclosed for all purposes and all sections of the Company Disclosure Schedule to the extent that it is readily apparent on the face of the Company Disclosure Schedule that such matter is relevant to another section of the Company Disclosure Schedule.

ARTICLE 2

CONTRIBUTION OF CONTRIBUTED STOCK
AND PURCHASE AND SALE OF SHARES

SECTION 2.01.                 Contribution of Contributed Stock.  Subject to the terms and conditions of this Agreement, (i) the Investor hereby agrees to contribute, transfer and assign to the Company at the Closing, in exchange for the Company Shares, all of the Investor’s right, title and interest in and to the Contributed Stock, and (ii) the Company hereby agrees to issue the Company Shares to the Investor at the Closing in exchange therefor.  The contribution of the Contributed Stock to the Company and the payment by the Investor, if any, required in Section 2.02 are referred to herein as the “Contribution.”  “Company Shares” means an aggregate of (i) 2,664,356 shares of Class A Common Stock and (ii) one (1) share of Class C Common Stock.

SECTION 2.02.                 Purchase and Sales of Financing Shortfall Shares.  If the Financing Shortfall Amount is greater than zero, then the Company shall issue and sell the Financing Shortfall Shares on the Closing Date at the Per Share Purchase Price and upon the same terms and conditions as set forth herein.  The Investor shall, and the Company shall offer to DLJMB the non-assignable right to, purchase 50%, respectively, of the Financing Shortfall Shares; provided that, until such time as the Investor’s economic interest in the Company is equal to its voting interest in the Company, the Investor shall, and DLJMB shall have the right to, purchase 60% and 40%, respectively, of the Financing Shortfall Shares; and provided, further, that in the event that any of the Syndicate Stockholders or the management or director stockholders of the Company elect to exercise their preemptive rights under that certain Stock Purchase and Stockholders Agreement dated as of September 3, 2003 and that certain Stockholders Agreement dated as of July 29, 2003, respectively, such shares shall be deducted from the number of shares that DLJMB would be entitled to purchase pursuant to this Section 2.02.

The “Financing Shortfall Amount” means (A) the sum of (i) the aggregate amount of Company Indebtedness (other than Company Indebtedness of the type described in clause (i) of the definition thereof to the extent not subject to repurchase and other than Company Indebtedness of the type described in clause (v) of the definition thereof), (ii) the aggregate amount of Transaction Expenses (excluding any Transaction

Expenses included in AHC Merger Consideration and VHH Merger Consideration), (iii) the VHH Merger Consideration, (iv) the AHC Merger Consideration, (v) the VHH Indebtedness net of VHH Cash and (vi) the AHC Indebtedness net of AHC Cash, less (B) the sum of (i) funded debt received pursuant to the Financing Commitments and (ii) the total amount of the equity committed pursuant to the equity commitment letter from KKR Millennium Fund L.P. to the Investor dated as of the date hereof.

The “Financing Shortfall Shares” means an additional number of shares of Class A Common Stock in the aggregate equal to the Financing Shortfall Amount divided by the Per Share Purchase Price.

“Per Share Purchase Price” means the Equity Value divided by the sum of all shares of Common Stock issued and outstanding as of the Closing Date (immediately prior to the Closing) and all shares of Common Stock issuable pursuant to Company Stock Options vested as of the Closing Date (the “Vested Options”).  “Equity Value” means an amount equal to (a) $1,275,000,000, minus (b) the aggregate amount of Company Indebtedness, plus (c) the aggregate amount of the exercise price for the Vested Options (whether or not such Vested Options are actually exercised prior to the Closing).

SECTION 2.03.                 Closing.  The Contribution, the issuance of Company Shares in exchange therefor, and the sale and purchase of the Financing Shortfall Shares (if any) (the “Closing”) shall take place on the date on which the VHH Merger and the AHC Merger shall become effective pursuant to the terms of the VHH Merger Agreement and the AHC Merger Agreement (the “Closing Date”), and shall occur immediately after each of the VHH Merger and the AHC Merger becomes effective, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date or place is agreed to in writing by the parties hereto.  Payment of the purchase price for the Financing Shortfall Shares (if any) shall be made by the Investor and DLJMB, if applicable, (against receipt of share certificates delivered by the Company) to the Company, in respect of the number of Financing Shortfall Shares to be purchased pursuant to Section 2.02, at the Closing by wire transfer of immediately available funds denominated in U.S. dollars to the accounts designated in writing to the Investor and DLJMB, if applicable, by the Company not less than two (2) Business Days in advance of the Closing. The sale and purchase of the Financing Shortfall Shares, if any, shall occur concurrently with the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to the Investor prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the Investor as follows:

SECTION 3.01.                 Organization, Standing and Corporate Power.  Each of the Company and the Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed, as the case may be, and has all requisite corporate or limited liability company, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  The Company and each of the Subsidiaries is duly qualified to do business and in good standing in the jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so in good standing or to have such qualification would not reasonably be likely to have a Material Adverse Effect. The Company has made available, or will make available to the Investor prior to the Closing Date, true and complete copies of (i) the certificates of incorporation and by-laws (or equivalent governing instruments), as currently in effect, of the Company and each Subsidiary, (ii) the minute books of the Company and, to the extent in existence, each Subsidiary covering the period beginning no earlier than January 1, 2001, and (iii) to the extent in the Company or any Subsidiary’s possession, stock certificate books and stock transfer ledgers of the Company and the Subsidiaries since January 1, 2001.

SECTION 3.02.                 Capital Structure.  The authorized capital stock of the Company consists of 700,000 shares of Class A Common Stock, 4,050,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share, and 250,000 shares of Preferred Stock, par value $0.01 per share.  As of the date hereof, (a) 504,584 shares of Class A Common Stock are issued and outstanding, (b) 2,724,759 shares of Class B Common Stock are issued and outstanding, and (c) 297,923 shares of Class B Common Stock are reserved for issuance upon the exercise of outstanding options (“Company Stock Options”) to purchase shares of Class B Common Stock granted under the Company Stock Plan.  Section 3.02 of the Company Disclosure Schedule sets forth, as of the date hereof, all holders of record of the issued and outstanding Company Common Stock and Company Stock Options, identifying, in the case of Company Stock Options, the number of shares of Class B Common Stock covered thereby, the applicable exercise price as of the date hereof and whether such Company Stock Options are vested as of the date hereof or will be vested as of the Closing Date. Except as set forth above in this Section 3.02, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.02, there are no authorized or outstanding stock appreciation rights, phantom stock, profit participation rights, rights to receive shares of Common Stock on a deferred basis or other rights that are linked to the Company or the value of Common Stock granted under the Company Stock Plan or otherwise by the Company.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. All outstanding shares of capital stock of the Company:  (i) have been duly authorized and validly issued; (ii) are fully paid and non-assessable; and (iii) were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any person. Except as set forth above in this Section 3.02 or in Section 3.02 of the Company Disclosure Schedule, (i) there are not issued, reserved for issuance or outstanding as of the date hereof (A) any securities of the Company or any of the Subsidiaries convertible into, exchangeable or exercisable for shares of capital stock or equity securities of the Company or any of the Subsidiaries, or (B) any subscriptions, warrants, calls, options, rights, commitments, proxies, voting trusts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Subsidiaries to issue, sell, transfer, redeem or otherwise acquire, dispose or vote any shares of capital stock or other equity securities of the Company or any of the Subsidiaries and (ii) the Company is not a party to or bound by any agreement or commitment pursuant to which the Company is or could be required to register any securities under the Securities Act.

SECTION 3.03.                 Valid Issuance of Shares.

 (a)                               All requisite corporate action has been taken by the Company and its shareholders to duly and validly authorize the Company Shares, if any, and the Financing Shortfall Shares, if any. The Company Shares, if any, and the Financing Shortfall Shares, if any, have been duly and validly authorized and when issued, sold and delivered in accordance with the terms hereof will be validly issued, fully paid and nonassessable, will be delivered to the Investor free and clear of all Liens and, except as set forth in the Stockholders Agreement, in the form of Exhibit A attached hereto (the “Stockholders Agreement”), such shares shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities laws).

 (b)                              Assuming the accuracy of the representations and warranties of the Investor contained in Section 4.06 hereof, the offer, sale and issuance of the Company Shares, if any, and the Financing Shortfall Shares, if any, will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt for registration or qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

SECTION 3.04.                 Authority; Noncontravention.

 (a)                               The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws affecting creditors’ rights generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

 (b)                              The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, require any consent, approval or notice under, conflict with, or result in any violation, termination, suspension or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any Subsidiary under, (i) the Company Certificate, the Company By-laws or the organizational documents of any Subsidiary, (ii) except as set forth in Section 3.04 of the Company Disclosure Schedule, any Contract to which the Company or any of the Subsidiaries is a party or (iii) subject to the governmental filings and other matters referred to in Section 3.05, any statute, law, rule, regulation, order or ordinance of any Governmental Authority (collectively, “Laws”) applicable to the Company or any of the Subsidiaries, other than, in the case of clauses (ii) and (iii), with respect to matters that are not reasonably likely to (A) result in a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

SECTION 3.05.                 Governmental Approvals.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any of the Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a notification and report form by the Company, and the expiration or termination of all waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”), or any other applicable filings and approvals under similar foreign antitrust Laws as set forth in Section 3.05 of the Company Disclosure Schedule and (ii) consents, approvals, orders authorizations, actions, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to (A) result in a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

SECTION 3.06.                 Litigation.  Except as set forth in the SEC Reports filed prior to the date hereof or in Section 3.06 of the Company Disclosure Schedule: (i) there is no claim, suit, action, arbitration, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries which if adversely determined would, individually or in the aggregate, reasonably be expected to result in damages payable by the Company or any Subsidiary in excess of $1,000,000 or injunctive relief against the Company or any of the Subsidiaries, or that would materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby or which seeks to enjoin the consummation of the transactions contemplated hereby; and (ii) there is no judgment, decree, award, injunction, rule, or order of any Governmental Authority or arbitrator outstanding against the Company or any of the Subsidiaries that would reasonably be expected to materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby.

SECTION 3.07.                 Compliance with Laws; Permits.

 (a)                               Except as set forth in Section 3.07(a) of the Company Disclosure Schedule, the conduct of the business by the Company and each of the Subsidiaries since January 1, 2001 has not violated or breached and does not currently violate or breach (and no event has occurred which with notice or the lapse of time, or both, would constitute a violation or breach of) any Laws applicable to the Company or any of the Subsidiaries, their respective properties or other assets, except for violations and breaches which have not given and would not reasonably be expected to give rise to a material liability. Except as set forth in the SEC Reports filed prior to the date hereof or as set forth in Section 3.07(a) of the Company Disclosure Schedule, there are no unresolved notices of deficiency or charges of violation with respect to the matters covered by this Section 3.07(a) brought or, to the Knowledge of the Company, threatened or pending against the Company which have given or would reasonably be expected to give rise to a material liability.

 (b)                              Except as disclosed in Section 3.07(b) of the Company Disclosure Schedule, each of the Company and the Subsidiaries have obtained all permits, licenses, authorizations, grants, consents, certificates, registrations, qualifications, variances, exemptions, orders, franchises, exceptions, identification and registration numbers, approvals or orders of any Governmental Authority necessary to own, lease and to operate its properties or otherwise to carry on each of their respective businesses as it is now being conducted (collectively, the “Permits”), except those the absence of which has not materially impaired and would not reasonably be expected to materially impair the ability of the Company and the Subsidiaries to conduct their businesses as currently conducted.  Neither the Company nor any of the Subsidiaries has received any notice or claim pertaining to the failure to obtain any Permit, except for any such notice or claim that has not given and would not reasonably be expected to give rise to a material liability.

SECTION 3.08.                 Affiliate Transactions.  Except as set forth in Section 3.08 of the Company Disclosure Schedule, none of the Company or any of the Subsidiaries is a party to any Contract with any (i) officer, director or employee of the Company or any of the Subsidiaries, (ii) record or beneficial owner of five percent or more of the capital stock of the Company, or (iii) affiliate of any such officer, director or record or beneficial owner of the Company (each, an “Affiliate Agreement”), except any transaction on arm’s length terms and in the ordinary course of business consistent with past practice with respect to the officers and directors of the Company and the Subsidiaries, including the payment of customary directors fees and expenses. Except as described in Section 3.08 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any loans receivable from any affiliate of the Company or from any director, officer or employee of the Company or any Subsidiary.

SECTION 3.09.                 Subsidiaries.

 (a)                               Except as set forth in the SEC Reports filed prior to the date hereof or Section 3.09 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any shares of capital stock or any other equity interest in any person, domestic or foreign.

 (b)                              All of the outstanding shares of capital stock or equity interests of each of the Subsidiaries that are owned by the Company or any other Subsidiary (collectively, the “Subsidiary Shares”) have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights or comparable rights.  There are no irrevocable proxies or similar obligations with respect to any of the Subsidiary Shares.  There are no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities (or securities convertible into or exchangeable for equity securities) of any of the Subsidiaries, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating any Subsidiary to issue, transfer or dispose of any of its equity securities or any ownership interest therein.

 (c)                               The Company owns the Subsidiary Shares free and clear of any Liens. Except as disclosed in Section 3.09 of the Company Disclosure Schedule, the Company owns and has full voting power over all of the equity interests of each of the Subsidiaries. No stock appreciation rights, phantom stock, profit participation or other similar rights with respect to any Subsidiary or any capital stock of any Subsidiary are authorized or outstanding.

SECTION 3.10.                 No Brokers.  Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, or obligated the Company or any of the Subsidiaries to pay any investment banking, business consultancy, financial advisory, brokerage or finders’ fees or commissions in connection with the transactions contemplated hereby.  The amount of such fees payable pursuant to the items listed in Section 3.10 of the Company Disclosure Schedule and the terms related thereto have been previously and accurately disclosed in writing to the Investors.

SECTION 3.11.                 SEC Reports; Financial Statements.

 (a)                               The Company has made all filings with the U.S. Securities and Exchange Commission (the “SEC”) (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Reports”) required to be filed by the Company or any Subsidiary with the SEC since January 1, 2001.  As of its date of filing, each SEC Report complied as to form in all material respects with applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

 (b)                              Each of the consolidated financial statements (including the notes thereto) included in the SEC Reports filed prior to the date hereof (the “Financial Statements”): (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (iii) present fairly in all material respects, as of its respective date and for the period set forth therein, the consolidated financial position, results of operations or cash flows, as the case may be, of the Company and the Subsidiaries (subject, in the case of unaudited interim financial statements, to exceptions permitted by Form 10-Q under the Exchange Act).

SECTION 3.12.                 Undisclosed Liabilities.  Except for the liabilities (i) set forth on, reflected in, reserved against or otherwise described in the most recent Financial Statements, (ii) set forth in Section 3.12 of the Company Disclosure Schedule or (iii) liabilities incurred in the ordinary course of business consistent with past practice since January 3, 2004 or as contemplated by this Agreement, neither the Company nor any Subsidiary has any material indebtedness, obligation or liability of any kind, whether absolute, accrued, contingent or otherwise and whether due or to become due, that would be required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied in order for such balance sheet to present fairly in all material respects the consolidated financial position of the Company and the Subsidiaries.

SECTION 3.13.                 Intellectual Property.  Except as set forth in Section 3.13 of the Company Disclosure Schedule, the Company or one of the Subsidiaries owns or possess adequate rights to use all material patents, trademarks, trade names, inventions, processes, designs, formulas, know-how and other intellectual property rights (collectively “Intellectual Property”) necessary for the conduct of the business of the Company and the Subsidiaries as presently conducted. Except as set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has received any written notice, nor, to the Knowledge of the Company, has the Company or any of the Subsidiaries received since January 1, 2003 any written claim that any Intellectual Property owned or used by the Company or any of the Subsidiaries infringes in any material respect on similar rights owned or alleged to be owned by others.  To the Knowledge of the Company, neither the execution and delivery of this Agreement, nor the transactions contemplated hereby, nor the conduct of the business as currently conducted, will materially conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any contract relating to the Intellectual Property that is material to the Company and the Subsidiaries, taken as a whole, under which the Company or any of the Subsidiaries or any employees or officers of the Company or any of the Subsidiaries are now obligated.

SECTION 3.14.                 Contracts and Commitments.

 (a)                               Section 3.14(a) of the Company Disclosure Schedule lists, as of the date hereof: (i) all Contracts to which the Company or any of its Subsidiaries is currently a party or by which it or any such Subsidiary is currently bound which require payments to be made in excess of $2,000,000 per fiscal year and are not terminable by the Company or any of its Subsidiaries on less than sixty (60) days’ notice, (ii) all Contracts to which the Company or any of its Subsidiaries is a party and which (x) in the fiscal year ended January 3, 2004 generated, or (y) are expected to generate in any fiscal year thereafter, revenues in excess of $2,000,000; (iii) all agreements which, individually or in the aggregate, provide for, or relate to, the incurrence by the Company or any Subsidiary of indebtedness for borrowed money in an aggregate amount greater than $1,000,000; (iv) all guaranties of any indebtedness of persons other than the Company or any Subsidiary which individually or in the aggregate exceed $1,000,000; (v) all agreements that limit (or would limit after the date hereof) the ability of the Company or any of the Subsidiaries to compete in any material manner in any line of business or in a geographic area; (vi) all material partnership, limited liability company, joint venture or other similar agreements; (vii) all Affiliate Agreements and (viii) all employment agreements with employees of the Company or any Subsidiary which provide for annual compensation (salary and bonus) in excess of $200,000 or which are not terminable by the Company or a Subsidiary within 6 months without penalty or premium.

SECTION 3.15.                 Employee Benefits.

 (a)                               Each of the Company and the Subsidiaries has complied since January 1, 2001, and currently is in compliance with, the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, and all other applicable laws with respect to each compensation or benefit plan, agreement, policy, practice, program, or arrangement (whether or not subject to ERISA) maintained by the Company or any of the Subsidiaries for the benefit of any employee, former employee, independent contractor or director of the Company or any of the Subsidiaries (including any employment agreements or any pension, savings, profit-sharing, bonus, medical, insurance, disability, severance, executive compensation, fringe benefit, incentive, stock option, performance pay, loan or loan guarantee, plant closing, change of control, equity based or deferred compensation plans) (collectively, the “Plans”), except where such noncompliance has not given and would not reasonably be expected to give rise to a material liability.

 (b)                              The Company has provided or made available to the Investor a current, accurate and complete copy of each Plan and, to the extent applicable, summary plan descriptions, Forms 5500 for the last three years and actuarial reports. Section 3.15(b) of the Company Disclosure Schedule is a correct and complete list of all of the Plans.

 (c)                               Each Plan intended to qualify under Section 401 of the Code is so qualified and each trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such Plans which would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code, and, with respect to any such Plan for which an application for a determination letter is pending, to the Knowledge of the Company, there are no facts that would reasonably be expected to result in the non-issuance of such determination letter.

 (d)                              Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, neither the Company, any of the Subsidiaries nor any ERISA Affiliate has since January 1, 2001 maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including any employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements (a “Multi-Employer Plan”)) or any plan otherwise subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code (a “Title IV Plan”). The Company has no liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of an underfunded Title IV Plan.

 (e)                               Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no Plan provides any health or medical benefits (whether or not insured) with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than coverage mandated by Section 4980B of the Code or applicable law).

 (f)                                 Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has incurred any withdrawal liability with respect to any Title IV Plan that is a Multi-Employer Plan. The Company and its subsidiaries have not during the preceding six years had any obligation or liability (contingent or otherwise) with respect to a Plan which is described in Section 4(b)(4), 4063 or 4064 of ERISA.

 (g)                              No audit or investigation by any governmental authority is pending or, to the Knowledge of the Company, threatened, nor has any reportable event (within the meaning of Section 4043 of ERISA) (other than an event for which the 30-day notice period is waived), prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty occurred with respect to any Plan has given or would reasonably be expected to give rise to a material liability.

 (h)                              All benefits due under each Plan have been timely paid and there is no lawsuit or claim, other than routine uncontested claims for benefits, pending or, to the Knowledge of the Company, threatened against any Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such Plan that has given or would be reasonably expected to give rise to a material liability.

 (i)                                  Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company, (ii) increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Plan or (iv) constitute a “change in control” as defined in any Plan.

 (j)                                  No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to the Knowledge of the Company, threatened against any fiduciary of any Plan, and, to the Knowledge of the Company, none of the Plans nor any fiduciary thereof has been the direct or indirect subject of an audit investigation or examination by any governmental or quasi-governmental agency that has given or would be reasonably expected to give rise to a material liability.

 (k)                               Except as set forth in Section 3.15(k) of the Company Disclosure Schedule, no agreement, commitment or obligation on the part of the Company or any of the Subsidiaries exists to increase materially any benefit under any Plan or to adopt any new Plan.

 (l)                                  No Plan has any material unfunded accrued benefits that are not reflected in the SEC Reports filed prior to the date hereof.  No “accumulated funding deficiency” as defined in Section 412 of the Code, has been incurred with respect to any Title IV Plan subject to Section 412 of the Code, whether or not waived, and remains outstanding. The Company has not incurred, and does not reasonably expect to incur (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any Title IV Plan or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company after the Closing Date.

 (m)                            The Company has provided to the Investor with respect to each Plan described in Section 3(2) of ERISA (other than a Multi-Employer Plan), each other Plan that provides for the deferral of compensation, and each Plan disclosed on Section 3.15(e) of the Company Disclosure Schedule, true, accurate, and complete copies of each such Plan’s most recent financial statements and all other financial information requested by the Investor with respect to such Plans. Since the date to which such financial information relates, there has been no material amendment or modification to any such Plan or any of the financial statements so provided.

SECTION 3.16.                 Absence of Certain Changes.

 (a)                               Except as set forth in the SEC Reports filed prior to the date hereof or to the extent set forth in Section 3.16 of the Company Disclosure Schedule, since January 3, 2004, except in connection with this Agreement, the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(i)                                     any change, condition, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(ii)                                  any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s or any of the Subsidiaries’ capital stock except with respect to regularly paid regular scheduled dividends on the Company’s 14% Senior Redeemable Payment-in-Kind Preferred Stock;

(iii)                               any split, combination or reclassification of any of the Company’s or any Subsidiary’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iv)                              (A) any granting by the Company or any of the Subsidiaries to any executive officer or other key employee of the Company or any of the Subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of the date hereof which have previously been provided or made available to the Investor, (B) any granting by the Company or any of the Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date hereof which have previously been provided or made available to the Investor or (C) any entry by the Company or any of the Subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business consistent with past practice;

(v)                                 any material damage, destruction or loss to any material property, whether or not covered by insurance;

(vi)                              except insofar as may have been disclosed in the SEC Reports filed prior to the date hereof or required by a change in GAAP, any significant change in accounting methods, principles or practices (for financial accounting or tax purposes);

(vii)                           any making or revocation of any Tax elections or any settlement or compromises of any federal, state, foreign or local Tax liability or any waivers or extensions of the statute of limitations in respect of such Taxes where the amount of such Taxes subject to settlement, compromise or waiver or extension of the statute of limitations is greater than $100,000 individually or $500,000 in the aggregate;

(viii)                        any entry by the Company or any of the Subsidiaries into any material transaction or Contract;

(ix)                                any failure to pay and discharge current liabilities in the ordinary course of business consistent with past practice except where a liability is disputed in good faith by appropriate proceedings or any significant change that is adverse to the Company in policies or practices with respect to the collection of accounts receivable or the payment of sales representative draws;

(x)                                   any making of loans, advances or capital contributions to, or investments in, any person (other than by the Company in any wholly owned Subsidiary of the Company or by any Subsidiary of the Company in a wholly owned Subsidiary of the Company or other than advances by the Company and the Subsidiaries made to sales representatives in the ordinary course of business) in excess of $1,000,000 in the aggregate or payment of any fees or expenses to any of the Company’s stockholders or any Affiliate of any of such stockholders, except as required under any management agreement in effect as of the date hereof  which has previously been provided or made available to the Investor;

(xi)                                the incurrence of a Lien on any of its assets with a value in excess of $500,000, except for any Lien that is a Permitted Exception, or acquisition of any assets or sale, assignment, transfer, conveyance, lease or other disposition of any assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, transferred conveyed, leased or otherwise disposed of (A) in the ordinary course of business consistent with past practice and (B) other indebtedness for borrowed money in an amount not in excess of $1,000,000 in the aggregate;

(xii)                             any incurrence of any indebtedness for borrowed money, other than (A) borrowings under the Credit Facility in the ordinary course of business consistent with past practice and (B) other indebtedness for borrowed money in an amount not in excess of $1,000,000 in the aggregate;

(xiii)                          any cancellation or compromise of any debt or claim or amendment, cancellation, termination, relinquishment, waiver or release of any Contract or right except in the ordinary course of business and which, in the aggregate, would not be material to the Company and the Subsidiaries taken as a whole;

(xiv)                         any material delay in making any capital expenditure for an approved capital project as set forth in the Company’s 2004 budget or the making or commitment to make any capital expenditures or capital additions or betterments materially in excess of amounts for such purposes set forth in the Company’s 2004 budget;

(xv)                            any grant of any material license or sublicense of any rights under or with respect to any Intellectual Property;

(xvi)                         any institution or settlement of any material legal proceeding;

(xvii)                      any acceleration of any options or other equity-based compensation granted to any director, officer, employee or other person;

(xviii)                   other than in connection with the transactions contemplated by this Agreement, any adopted or proposed material change in the organizational documents of the Company or any of the Subsidiaries; or

(xix)                           any agreement to do anything set forth in this Section 3.16.

SECTION 3.17.                 Taxes.  “Tax” or “Taxes” shall mean (i) all federal, state, local or foreign taxes, duties, fees, premiums, assessments, imposts, levies and governmental impositions of any kind, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, goods and services, capital, ad valorem, advance, corporation, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) any interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic, state, local or foreign, including consolidated, combined and unitary Tax returns.  Except as set forth in Section 3.17 of the Company Disclosure Schedule:

 (a)                               Each of the Company and the Subsidiaries and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of the Subsidiaries is or has been a member has timely filed or caused to be filed (or will file or cause to be filed) with the appropriate taxing authorities in all jurisdictions in which such Tax returns are required to be filed all income Tax Returns, and all other Tax Returns which, if properly prepared and filed, would involve more than an immaterial amount of Taxes, required to be filed by it (taking into account applicable extension periods) for all taxable or reporting periods ending on or before the Closing Date, and has paid all Taxes required to be paid and has made adequate provision on its financial statements in accordance with GAAP for all Taxes which are not yet due and payable. All such Tax Returns are true, correct and complete in all material respects, and there are no liens on any of the assets of the Company or any of the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. The Company and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld and collected from employee salaries, wages and other compensation and from all other amounts and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

 (b)                              Neither the Company nor any of the Subsidiaries has (i) been notified that any Tax Return is currently under audit by the United States Internal Revenue Service (“IRS”) or any state or local taxing authority or that it intends to conduct such an audit and no action, suit, investigation, claim or assessment is pending or, to the Knowledge of the Company, proposed with respect to any Taxes; (ii) made any agreement for the extension of time or the waiver of the statute of limitations for the assessment, collection or payment of any Taxes; (iii) been notified in writing that any material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of the Subsidiaries or is being asserted against the Company or any of the Subsidiaries; or (iv) executed any power of attorney with respect to any Tax matter that is currently in force.

 (c)                               Neither the Company nor any of the Subsidiaries has any liability for Taxes as a result of Section 1.1502-6 of the Treasury Regulations or any comparable provision of state, local or foreign law (other than as a result of being in a group of which the Company is the common parent). The Company is not a USRPHC and was not a USRPHC on any “determination date” (as defined in Section 1.897-2(c) of the Treasury Regulations) that occurred in the five-year period preceding the Closing Date.

 (d)                              No claim has been made by a taxing authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns to the effect that such entity is or may be subject to taxation by that jurisdiction.

 (e)                               The Investor has been provided or given access to (i) all income Tax Returns of the Company and the Subsidiaries for all taxable periods ending on or after December 31, 1999 and (ii) all United States and Canadian federal revenue agents’ reports and other similar reports relating to the audit or examination of the Tax Returns of the Company and the Subsidiaries for all taxable periods ending on or after December 31, 1999.  Except as set forth in Section 3.17 of the Company Disclosure Schedule, no issue has been raised by a domestic or federal, state, local or foreign taxing authority in any current or prior examination, which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

 (f)                                 Neither the Company nor any other person (including any of the Subsidiaries) on behalf of the Company or any of the Subsidiaries has (i) agreed to or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method or has any Knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of the Subsidiaries, or (ii) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to the disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by the Company or any of the Subsidiaries.

 (g)                              No property owned by the Company or any of the Subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

 (h)                              Neither the Company nor any of the Subsidiaries is a party to (i) any tax sharing, or similar agreement or arrangement (whether or not written) pursuant to which they will have any obligation to make any payment after the Closing, (ii) any agreement that could obligate it to make any payment in connection with the transactions contemplated by this Agreement that will not be deductible by the Company or any of the Subsidiaries by reason of Section 280G of the Code, (iii) a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company or any of the Subsidiaries involving more than $100,000 of Taxes or (iv) otherwise bound by any private letter ruling of the IRS or comparable rulings or guidance issued by any other taxing authority. The Company has provided to the Investor all information that is necessary in order to accurately determine the applicability of Section 280G of the Code to the contractual arrangements between the Company or the Subsidiaries and their respective employees.

 (i)                                  Neither the Company nor any of the Subsidiaries (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement or (ii) is or was a member of any consolidated, combined, unitary or affiliated group of corporations that filed or was required to file a consolidated, combined or unitary Tax Return, other than the group of which it is now a member.

SECTION 3.18.                 Insurance.  All insurance policies to which the Company or any Subsidiary is a party or that provide coverage to the Company, any Subsidiary or any director or officer of the foregoing: (i) are valid, outstanding, and enforceable; (ii) are issued by an insurer that is financially sound and reputable; and (iii) taken together, provide adequate insurance coverage for the assets and the operations of the Company and the Subsidiaries for all risks normally insured against by a person carrying on the same business or businesses as the Company and the Subsidiaries.  Except as set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any notice of premature cancellation or termination with respect to any existing material insurance policy of the Company or any Subsidiary.

SECTION 3.19.                 Environmental Matters.

 (a)                               Except for such matters that are disclosed in the SEC Reports filed prior to the date hereof or Section 3.19 of the Company Disclosure Schedule, and for such matters as have not resulted and would not reasonably be expected to result in the Company or the Subsidiaries incurring material Environmental Liabilities: (i) the assets, Company Real Property, Former Company Real Property, businesses and operations of the Company and its Subsidiaries are and have been in compliance with applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained and, as currently operating, are and have been in compliance with all Permits necessary under any Environmental Law for the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted; (iii) all Hazardous Substances generated at the Company Real Property or Former Company Real Property or in connection with any operations of the Company have been transported and otherwise handled, treated and disposed of in compliance with all applicable Environmental Laws and in a manner that does not result in liability under Environmental Laws; (iv) no Hazardous Substances have been disposed of or otherwise released, handled or stored by the Company on the Company Real Property or Former Company Real Property on which the Company’s business is or has been conducted or elsewhere in violation of applicable Environmental Laws or in a manner that would reasonably be expected to result in the Company incurring Environmental Liabilities and (v) neither the Company nor any Subsidiary nor any of their respective assets, Company Real Property, Former Company Real Property, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, investigation, inquiry or proceeding indicating that the Company or any of its Subsidiaries is or may be (a) liable for a violation of any Environmental Law or (b) liable for any Environmental Liabilities (including, without limitation, any such Environmental Liabilities incurred in connection with being designated as a “potentially responsible party” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law) (collectively, “Environmental Claims”), and, to the Knowledge of the Company, no such Environmental Claims are threatened).

 (b)                              Copies of all “Phase I” or “Phase II” environmental site assessments reports, asbestos reports, compliance audits, reports to senior management or similar reports in the possession or control of the Company or any of the Subsidiaries containing material information concerning environmental issues that could affect the Company or any of the Subsidiaries at any property currently or formerly owned or leased by the Company or any of the Subsidiaries, or at any other location for which the Company or any of the Subsidiaries may be liable, have been made available to the Investor.

 (c)                               The transactions contemplated by this Agreement do not involve any property in Connecticut or New Jersey that would require notification to any Governmental Authority with jurisdiction over the environment and the possible obligation to investigate or remediate such property under either the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act.

 (d)                              Definitions.  For purposes of this Agreement, the terms below shall have the following respective meanings:

(i)                                     “Environmental Laws” shall mean any law (including, without limitation, common law), regulation, ordinance, guideline, code, decree, judgment, order, permit or authorization or other legally enforceable requirement of any Governmental Authority relating to toxic torts, worker or public safety or health and the indoor and outdoor environment, including, without limitation, pollution, contamination, Hazardous Substances, cleanup, regulation and protection of the air, water or soils in the indoor or outdoor environment.

(ii)                                  “Environmental Liabilities” shall mean all liabilities, responsibilities, damages, penalties, obligations or clean-up costs, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any person, assessed or levied pursuant to any Environmental Law or in connection with any release of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property.

(iii)                               “Former Company Real Property” shall mean any real property in which the Company or the Subsidiaries previously held, but no longer holds, any legal, beneficial, equitable or leasehold interest.

(iv)                              “Hazardous Substances” shall mean any material, substance or waste classified, characterized or regulated as hazardous, toxic, pollutant or contaminant under any Environmental Law, including, but not limited to, petroleum products, asbestos, radioactive material, or hazardous or toxic substances or wastes that pose a hazard to the health or safety of persons.

 (e)                               Notwithstanding anything to the contrary, any representation or warranty contained in this Section 3.19 that relates to Former Company Real Property shall only apply to Former Company Real Property during the periods such real property was owned or operated by the Company or by any of its Subsidiaries.

SECTION 3.20.                 Real Property.

 (a)                               Section 3.20(a) of the Company Disclosure Schedule sets forth (i) a complete list of all real property owned (the “Owned Real Property”) by the Company or any of the Subsidiaries and (ii) a complete list of all real property leased (the

“Leased Real Property” and, together with the Owned Real Property, the “Company Real Property”) by the Company or any of the Subsidiaries.  A true and complete copy of each material lease with all amendments and modifications (the “Real Property Leases”) has been delivered or made available to the Investor.

 (b)                              Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, the Company, or one or more of the Subsidiaries, has (i) good and marketable fee simple title to each of the Owned Real Properties, free and clear of all Liens except for the Permitted Exceptions, and (ii) has a valid leasehold interest in the Leased Real Property, free and clear of all Liens except for the Permitted Exceptions.

 (c)          With respect to the Real Property Leases, (i) neither the Company nor any of the Subsidiaries has sent or received a written notice that, and is not aware that, any party to a Real Property Lease has materially breached or is in material default of any of its obligations thereunder, which breach or default remains uncured and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a breach or default thereunder and (ii) all material covenants to be performed by the Company or any of the Subsidiaries or, to the Knowledge of the Company, any landlord under any Real Property Lease have been performed in all material respects

 (d)                              Each of the Company and the Subsidiaries has the right to use the Real Property, subject to the Permitted Exceptions and such other exceptions as would not materially effect the use thereof, in the manner and for the purposes as each is currently being used.

 (e)                               “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, covenants, reservations, encroachments, utility agreements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Investor and which have not had, nor would be reasonably expected to have, with respect to any material property of the Company and the Subsidiaries, taken as a whole, a material adverse effect on the use of such affected property; (ii) Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings (provided an appropriate reserve is established therefor on the most recent balance sheet included in the SEC Reports filed prior to the date hereof in accordance with GAAP); (iii) landlord’s, warehouseman’s, mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings (provided any required reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP); (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, the violation of which has not had, nor would be reasonably expected to have with respect to any material property of the Company and the Subsidiaries, taken as a whole, a material adverse effect on such property; (v) such other imperfections in title, charges, easements, restrictions, covenants, reservations, encroachments, utility agreements and encumbrances which do not materially detract from the value of or materially interfere with the present use of any property subject thereto or affected thereby; and (vi) Liens securing any financings disclosed in the Financial Statements.

SECTION 3.21.                 Labor Relations.  Except as set forth in Section 3.21 of the Company Disclosure Schedule: (i) neither the Company nor any Subsidiary is a party to any collective bargaining or other labor contract; (ii) since January 3, 2004, there has not been, and there presently is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which, if adversely determined, would be reasonably likely to give rise to a material liability; and (iii) since January 3, 2004, there has not been, and there presently is no labor strike, slowdown, work stoppage, lockout or other labor controversy in effect or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which would be reasonably likely to have a Material Adverse Effect.

SECTION 3.22.                 Inventories; Receivables; Payables.  The inventories of the Company and the Subsidiaries are in good and marketable condition in all material respects, and are saleable in all material respects in the ordinary course of business consistent with past practice, except for shorts, obsolete or otherwise unusable inventory, for which adequate reserves have been reflected in the Financial Statements, in accordance with GAAP consistently applied.

 (a)                               All accounts receivable, including salespersons overdrafts representing receivables for sales representative draws paid in excess of earned commissions, of the Company and the Subsidiaries reflected in the Financial Statements are good and collectible in all material respects at the aggregate recorded amounts thereof, net of any applicable reserve for returns, doubtful accounts or uncollectible amounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.  All accounts receivable arising after January 3, 2004 are good and collectible in all material respects at the aggregate recorded amounts thereof, net of any applicable reserve for returns, doubtful accounts or uncollectible amounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied and, since January 3, 2004, neither the Company nor any of the Subsidiaries has made any significant change in its policies or practices regarding collection of its accounts receivable.

 (b)                              All accounts, commission and other trade payables of the Company and the Subsidiaries reflected in the Financial Statements or arising after January 3, 2004 are the result of bona fide transactions in the ordinary course of business consistent with past practice in all material respects and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied and neither the Company nor any of the Subsidiaries has adversely changed its policies or practices regarding the payment of its accounts, commission and other trade payables since January 3, 2004.

SECTION 3.23.                 Customers Suppliers and Sales Representatives.  Section 3.23 of the Company Disclosure Schedule sets forth a list (for the Company and the Subsidiaries taken as a whole) of: (i) the largest thirty (30) educational institutions who represented the largest sources of revenue to the Company and the Subsidiaries based upon the Company’s consolidated revenues during the fiscal year ended January 3, 2004; (ii) each supplier from whom the Company purchased greater than $5,000,000 of goods during the fiscal year ended January 3, 2004; and (iii) each independent sales representative for whom net commissions were greater than $500,000 during the fiscal year ended January 3, 2004.  Since January 3, 2004, to the Knowledge of the Company, there has not been any material adverse change in the business relationship of the Company and the Subsidiaries with any customer, supplier or sales representative listed on Section 3.23 of the Company Disclosure Schedule.

SECTION 3.24.                 No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE III (as modified by the Company Disclosure Schedule), the Company and its Subsidiaries are making no representation or warranty whatsoever, express or implied, including, but not limited to, any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the Company or any of its Subsidiaries and that except for the representations and warranties contained herein, Investor is entering into the transactions contemplated hereby on the basis that the Company and its Subsidiaries are “as is” and “where is.”  It is understood that any projections provided or addressed to Investor are not and shall not be deemed to be or to include representations or warranties of the Company or its Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company that:

SECTION 4.01.                 Organization.  The Investor is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite authority to enter into and perform its obligations under this Agreement.

SECTION 4.02.                 Authorization; Noncontravention; Title to Contributed Stock.

 (a)                               The Investor has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated by this Agreement has been duly authorized by all necessary action on the part of the Investor, and no other proceedings on the part of the Investor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws affecting creditors’ rights generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

 (b)                              The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, require any consent, approval or notice under, conflict with, or result in any violation, termination, suspension or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, suspension cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of the Investor under (i) the organizational documents of the Investor, (ii) any material Contract to which the Investor is a party or any of its properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.03, any Law applicable to the Investor or its properties or other assets, other than, in the case of clauses (ii) and (iii), with respect to matters that are not reasonably likely to impair the ability of the Investor to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

 (c)                               Upon the consummation of the Mergers, the Investor will own, and upon the consummation of the transactions contemplated hereby, the Company will acquire, all right, title, and interest in and to the Contributed Stock, free and clear of all Liens.

SECTION 4.03.                 Governmental Approvals.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Investor in connection with the execution and delivery of this Agreement by the Investor or the consummation by the Investor of the transactions contemplated by this Agreement, except for (a) the filing of a notification and report form by the Investor, and the expiration or termination of all waiting periods, under the HSR Act, or any other applicable filings and approvals under similar foreign antitrust Laws and (b) consents, approvals, authorizations, declarations or filings that, if not obtained or made, are not reasonably likely to impair the ability of the Investor to perform its obligations under this Agreement in any material respect or delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

SECTION 4.04.                 Litigation.  There is no claim, suit, action, arbitration, investigation or proceeding pending or, to the Knowledge of the Investor, threatened against the Investor or any of its Affiliates which if adversely determined would, individually or in the aggregate, materially and adversely affect the ability of the Investor to perform its obligations hereunder or which seeks to enjoin the consummation of the transactions contemplated hereby; nor is there any judgment, decree, award, injunction, rule, or order of any Governmental Authority or arbitrator outstanding against the

Company or any of the Subsidiaries that would reasonably be expected to materially and adversely affect the ability of the Investor to perform its obligations hereunder.

SECTION 4.05.                 Brokers and Other Advisors.  The Investor has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated hereby.

SECTION 4.06.                 Investment Representations.

 (a)                               The Company Shares to be received by the Investor will be acquired by it for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of applicable federal and state securities laws.

 (b)                              The Investor understands that the Company Shares have not been registered under the Securities Act or any state securities laws.

 (c)                               The Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

 (d)                              The Investor understands that the Company Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering such Company Shares or an available exemption from registration under the Securities Act, the Investor must be prepared to bear the economic risk of this investment for an indefinite period of time.

ARTICLE 5

COVENANTS AND AGREEMENTS

SECTION 5.01.                 Conduct of Business.  Except as set forth in Section 5.01 of the Company Disclosure Schedule or expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause each of the Subsidiaries to: (A) carry on its business in the ordinary course consistent with past practice in all material respects; (B) use reasonable best efforts, consistent with prudent business judgment, to preserve intact its business organization and keep available the services of its executive officers and key employees; (C) use reasonable best efforts, consistent with prudent business judgment, to maintain their relationships with their material licensors, suppliers, contractors, distributors, customers and others having material business relationships with it and (D) make all Canadian income tax payments in cash in the ordinary course of business consistent with past practice in all material respects and without regard to the impact or anticipated impact of the transactions contemplated hereby.  Without limiting the foregoing, except as expressly contemplated by this Agreement and except as set forth in Section 5.01 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, the Company shall not, and shall not permit any of the Subsidiaries to, without the Investor’s prior written consent:

 (a)                               (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company or by Jostens to its parent or to another wholly-owned Subsidiary of the Company or to Jostens; or (ii) split, combine or reclassify any of its capital stock;

 (b)                              authorize for issuance, issue, sell, pledge, encumber or deliver or agree or commit to issue, sell, pledge, encumber or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock, or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any Contract with respect to the issuance of, shares of its capital stock, other than (i) in the ordinary course of business under current employee benefit plans and other shares of Common Stock issuable upon exercise of Company Stock Options in accordance with the terms thereof and (ii) the issuance of Class A Shares in exchange for Class B Shares;

 (c)                               other than the adoption of the amendment and restatement of the Amended and Restated Certificate of Incorporation of the Company in the form set forth as Exhibit B, amend the Company Certificate or Company By-laws or amend the certificate of incorporation or bylaws or equivalent organizational documents of any Subsidiary of the Company;

 (d)                              except as set forth on Section 5.01(d) of the Company Disclosure Schedule, (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Subsidiaries or guarantee (or become liable for) any indebtedness for borrowed money of others, enter into any “keep well” or other agreement to maintain any financial statement condition to another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under the Credit Facility in the ordinary course of business consistent with past practice and for other borrowings not exceeding $1,000,000 in the aggregate or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than to or in the Company or any direct or indirect wholly-owned Subsidiary of the Company;

 (e)                               except as set forth in Section 5.01(e) of the Company Disclosure Schedule, acquire or sell (whether by merger, consolidation or otherwise), or lease, transfer, encumber or otherwise dispose of any of its assets for aggregate consideration in excess of $1,000,000, except in the ordinary course of business consistent with past practice;

 (f)                                 (i) make or change any Tax election, (ii) settle or compromise any federal, state, local or foreign Tax liability, (iii) waive or extend the statute of limitations in respect of any such Taxes , in the case of (ii) or (iii) where the amount of Taxes at issue is greater than $100,000 or (iv) prepare or file any Tax return (including any amendment thereof) (x) other than in a manner consistent with past practice or (y) in the case of any Tax Return in respect of income or similar taxes (other than Tax returns with respect to quarterly deposits, deposits of employee payroll withholding or similar Tax returns), with respect to the filing thereof, without having provided the Investor with a copy (together with the supporting work papers) at least 5 days before the due date thereof for the Investor’s review and comment;

 (g)                              materially modify, amend or terminate or waive compliance with the terms of or breaches under, or release or assign any material rights or claims under, any material Contract except in the ordinary course of business consistent with the past practices of the Company and the Subsidiaries;

 (h)                              except as may otherwise be required by applicable law or regulation or generally accepted accounting principle, change any of the accounting principles or  practices used by it (for financial accounting or Tax purposes);

 (i)                                  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

 (j)                                  settle any litigation or other legal proceeding or claim of liability against the Company, which is reasonably likely to materially negatively impact the Company’s position with respect to similar pending or threatened material claim or suit;

 (k)                               pay or agree to pay in settlement or compromise of any litigation or other legal proceedings or claims of liability against the Company, net of insurance recoveries, more than $750,000 for any such suit or claim or more than an aggregate of $1,500,000 for all such suits and claims;

 (l)                                  change in any material respect its credit policy as to sales of inventories or its policies or practices with respect to the payment of current liabilities, the collection of accounts receivable or the payment of sales representative;

 (m)                            enter into any commitment for capital expenditures of the Company and the Subsidiaries in excess of $250,000 for any individual commitment and $500,000 for all commitments in the aggregate other than for capital expenditures contemplated by the capital forecast for the fiscal year 2004, a copy of which has been made available to the Investor;

 (n)                              enter into, materially modify or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of the Subsidiaries;

 (o)                              enter into any transaction, contract, commitment, arrangement or understanding that limits, restrains, impedes or otherwise restricts the ability of the Company or any of the Subsidiaries from competing with or engaging in any business in any geographic location;

 (p)                              take any action to accelerate any option or other equity-based compensation granted to any director, officer, employee or other person;

 (q)                              prepay or otherwise make any payments, other than scheduled interest payments, with respect to any indebtedness for borrowed money, other than required principal payments with respect to (i) the U.S. and Canadian Revolving Credit Loans (as defined in the Credit Facility), (ii) the Fleet Promissory Note, dated March 15, 2004, (iii) the Letter Agreement for Fee Consignment and Purchase of Gold and Silver by and between Jostens and the Bank of Nova Scotia, dated as of August 25, 2000, and (iv) indebtedness of the type described in clause (v) of the definition of Company Indebtedness; provided that the Company can repay the Canadian Revolving Credit Loans only with the proceeds of cash flow from operations in Canada; or

 (r)                                 commit, propose or agree to take any of, the foregoing actions or intentionally and knowingly take any action that would make any representation or warranty of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made or as if made as of the Closing Date.

SECTION 5.02.                 Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company shall afford, upon reasonable advance notice, to the Investor and to its general partners, accountants, counsel, environmental consultants, financial advisors and other representatives, including Marc Reisch, reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all its and the Subsidiaries’ properties (including for the purposes of environmental site visits),  books, contracts, commitments, personnel and records.  Any disclosure whatsoever during such investigation by the Investor shall not constitute any enlargement or additional representations or warranties of the Company beyond those specifically set forth in this Agreement.  The Investor acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Kohlberg Kravis Roberts & Co. and Credit Suisse First Boston Private Equity, Inc. dated December 12, 2003 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

 (a)                               The Company shall promptly provide the Investor with copies of all filings made by the Company or the Subsidiaries with or any other state or federal Governmental Authority in connection with this Agreement, or the transactions contemplated hereby.

 (b)                              For each fiscal month, quarter and year ending between the date of this Agreement and the Closing Date, the Company will deliver to the Investor promptly after made available by management of the Company:

(i)                                     unaudited monthly consolidated financial statements;

(ii)                                  unaudited quarterly consolidated financial statements;

(iii)                               audited annual consolidated financial statements; and

(iv)                              copies of any financial statements that it receives from either VHH or AHC pursuant to the terms of the Merger Agreements.

SECTION 5.03.                 Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use, except as otherwise provided below, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all relevant Governmental Authorities and the making of all necessary registrations and filings with all relevant Governmental Authorities and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  No party hereto shall take any action between the date of this Agreement and the Closing Date to dissuade Marc Reisch from serving as the Chief Executive Officer of the Company following the Closing or to interfere with the satisfaction of the closing condition set forth in Section 6.01(g); provided that the negotiation of employment and investment arrangements with Marc Reisch consistent with the terms of the letter agreement entered into between the Company and Marc Reisch dated as of the date hereof (the “Reisch Letter Agreement”) shall not be deemed to be a breach of this Section 5.03.

SECTION 5.04.                 Financing.

 (a)                               Annex A hereto sets forth a complete and correct copy of a debt commitment letter and related terms sheet from Credit Suisse First Boston (the “Financing Commitment”) for the financing to be used in connection with the transactions contemplated hereby (the “Financing”).

 (b)                              No party hereto shall take any action between the date of this Agreement and the Closing Date that would reasonably be expected to make the Financing unavailable for any reason.  Each party hereto shall use its reasonable efforts to enter into definitive documentation with respect to and to obtain the Financing.  Without limiting the generality of the preceding sentence, each party hereto shall use its reasonable efforts to negotiate and finalize definitive loan documentation for the Financing.  Each party hereto shall keep the other parties hereto reasonably informed as to the status of the Financing.

 (c)                               The Company agrees to provide, and shall cause the Subsidiaries and its and their respective representatives to provide, all cooperation reasonably necessary in connection with the arrangement of the Financing, including: (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies; (ii) preparation of business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents; (iii) execution and delivery of any underwriting, purchase or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company or an opinion with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Financing and customary legal opinions, each on terms and conditions as may be reasonably satisfactory to the Company, as may be reasonably requested by prospective lenders, underwriters, initial purchasers or placement agents and (iv) providing (x) GAAP audited consolidated balance sheets and related statements of income, stockholders equity and cash flow statements of Jostens, VHH and AHC for the three most recently completed fiscal years (including the related notes), (y) GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Jostens, VHH and AHC for each subsequent fiscal quarter ended 45 days before the Closing Date (including the related notes) and (z) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Jostens as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period (including the related notes), prepared after giving effect to the transactions contemplated by this Agreement, including the Mergers, as if such transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the other financial statements), in each case, such financial statements to be prepared in accordance with the requirements of the Securities Act or the Exchange Act and the related rules thereunder (such financial statements, collectively, the “Deal Financial Statements”); provided that the Financing may not require the payment of any commitment or other similar fee by the Company or any of its Subsidiaries or impose any other liability on the Company or any of its Subsidiaries prior to the Closing Date.

 (d)                              The Company will use commercially reasonable efforts to initiate the tender offers and buy-backs of the indebtedness set forth in items 1-4, 6 and 7 of Schedule I on terms to be agreed to by the parties hereto so that such transactions will close concurrently with the Closing.

SECTION 5.05.                 Adjustments to Merger Consideration.  The Investor shall furnish to the Company copies of the Estimated Working Capital Statement (as defined in the VHH Merger Agreement) on the same date as such statements are delivered to the Investor. The Investor shall furnish to the Company copies of the Estimated Working Capital Statement (as defined in the AHC Merger Agreement) on the same date as such statements are delivered to the Investor.

SECTION 5.06.                 Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses; provided, that, if the Closing occurs, the Company shall bear and pay all Transaction Expenses and Excluded Transaction Expenses.  In connection with services related to this Agreement and the transactions contemplated hereby, the Company will pay, on the Closing Date, (i) to the Investor, a transaction fee in the amount of $18,000,000 and (ii) to DLJ Merchant Banking III, Inc., a transaction fee in the amount of $7,000,000; provided that such transaction fees shall be proportionately reduced to the extent that such transaction fees would cause the total Transaction Expenses to exceed the Transaction Expenses Cap.

SECTION 5.07.                 Public Announcements.  Each of the Investor and the Company agree that it shall not make any public announcement or issue any press release in connection with the transactions consummated hereby except as provided in this Section 5.07 and except if either the Investor or the Company (i) is ordered to make such disclosure by a court of competent jurisdiction or (ii) is advised by legal counsel that such disclosure is required under applicable laws, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure.  The Investor and the Company shall jointly agree upon and approve one or more press releases (which need not be joint press releases) to be issued on or about the date hereof and/or on or about the Closing Date, as mutually determined by the parties hereto.  Any subsequent press release or public announcement made by either party hereto after approval of any such press release shall be consistent with (including in scope) the mutually agreed upon press release or releases.  This Section 5.07 shall survive the Closing.

SECTION 5.08.                 Further Assurances.  From time to time after the Closing, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

SECTION 5.09.                 Contribution of VHH and AHC Equity Interests.  Immediately following the Contribution, the Company shall contribute the Contributed Stock to Jostens IH Corp., and then as soon as practicable following Jostens’s redemption or repurchase of all of its outstanding 14% Senior Redeemable Payment-in-Kind Preferred Stock, the Company shall cause Jostens IH Corp. to contribute the Contributed Stock to Jostens.

SECTION 5.10.                 Termination of Affiliate Arrangements.  The agreements set forth in item 3 of Section 3.08(i) and items 1 and 2 of Section 3.08(ii) of the Company Disclosure Schedule shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be canceled without payment or any further liability on the part of the Company or any of the Subsidiaries other than obligations or liabilities incurred or accrued as of the Closing Date.

SECTION 5.11.                 Amendments to the Merger Agreements.  The Investor agrees that it will, and will cause each of the Merger Subs (as defined in the Merger Agreements) to, not amend, waive or modify, or agree to amend, waive or modify, any provision of either Merger Agreement or any other agreement or document relating to the Mergers without the express prior written consent of the Company.  The Investor shall not determine that the closing conditions specified in the Merger Agreements have been met until the Company shall have given its prior written consent to such action.

SECTION 5.12.                 Transaction Expenses and Excluded Transaction Expenses.  The Company shall pay all Transaction Expenses and Excluded Transaction Expenses simultaneously with the Closing.

SECTION 5.13.                 Tax Treatment.  The parties hereto agree to (i) report the contribution of the Contributed Stock and the issuance of the Company Shares as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes and (ii) take no action to cause the contribution of the Contributed Stock and the issuance of the Company Shares to fail to so qualify.

SECTION 5.14.                 Amendment to Certificate of Incorporation.  The Company shall cause the Company’s Amended and Restated Certificate of Incorporation to be amended and restated in the form set forth as Exhibit B prior to or of as of the Closing.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF THE PARTIES AT CLOSING

SECTION 6.01.                 Conditions to Obligations of Each Party.  The respective obligations of each party to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

 (a)                               Regulatory Matters.  The waiting period (and any extension thereof) applicable to the transactions contemplated hereby and the Merger Agreements under the HSR Act, European Union, Switzerland and Canada and similar foreign antitrust Laws shall have been terminated or shall have expired, other than any expiration or termination under similar foreign antitrust Laws, the failure of which to occur or obtain individually or in the aggregate would not reasonably be expected to materially impair the ability of the parties to consummate the transactions contemplated hereby.

 (b)                              No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other Law, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the transactions contemplated hereby.

 (c)                               Concurrent Transactions.  The Mergers shall have been consummated on the terms set forth in the Merger Agreements shall have been consummated or shall be consummated concurrently with the Closing.

 (d)                              Financing.  The Financing shall have been received on terms and conditions consistent with the terms and conditions set forth in the Financing Commitment.

 (e)                               Indebtedness Repurchase and Repayment Costs.  The indebtedness set forth on Schedule I shall have been repaid, repurchased or redeemed concurrently with the Closing or irrevocably called for redemption concurrently with the Closing.

 (f)                                 Transaction Expenses Cap.  The aggregate amount of Transaction Expenses (other than Excluded Transaction Expenses) shall not exceed $75,000,000.

 (g)                              Management Investment.  Marc Reisch shall have made an investment in the Common Stock of the Company on terms consistent with those set forth in the Reisch Letter Agreement.

SECTION 6.02.                 Conditions to Obligations of the Investor.  The obligations of the Investor to effect the Closing are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

 (a)                               Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except further to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

 (b)                              Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

 (c)                               Stockholders’ Agreement.  The Company and each of the other parties thereto (other than the Investor) shall have executed and delivered the Stockholders’ Agreement, and such agreement shall be in full force and effect upon the Closing.

 (d)                              Material Adverse Effect.  Since the date of this Agreement, there shall have been no event, condition or occurrence that has had a Material Adverse Effect or would be reasonably expected to have, a Material Adverse Effect.

 (e)                               Financial Statements.  The Investor shall have received copies of the Deal Financial Statements in accordance with Section 5.04.

 (f)                                 Registration Rights Agreement.  The Company and each of the other parties thereto (other than the Investor) shall have executed and delivered the Registration Rights Agreement, and such agreement shall be in full force and effect upon the Closing.

 (g)                              Amendment to Certificate of Incorporation.  The Company’s Amended and Restated Certificate of Incorporation shall have been amended in the form set forth as Exhibit B.

SECTION 6.03.                 Conditions to Obligations of the Company.  The obligation of the Company to effect the Closing is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

 (a)                               Representations and Warranties.  The representations and warranties of the Investor contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Investor contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

 (b)                              Performance of Obligations of the Investor.  The Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

 (c)                               Stockholders’ Agreement.  The Investor shall have executed and delivered the Stockholders’ Agreement, and such agreement shall be in full force and effect upon the Closing.

 (d)                              Registration Rights Agreement.  The Investor shall have executed and delivered the Registration Rights Agreement, and such agreement shall be in full force and effect upon the Closing.

SECTION 6.04.                 Frustration of Closing Conditions.  Neither the Company nor the Investor may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 5.03.

SECTION 6.05.                 Documents to be Delivered by the Company.  At the Closing, the Company shall deliver to the Investor the following:

 (a)                               certificates evidencing the Company Shares, if any, and the Financing Shortfall Shares, if any, free and clear of any Liens (except Liens arising as a result of an act on the part of the Investor), registered in the name of the Investor or one or more of its nominees, in form satisfactory to the Investor;

 (b)                              a copy of the resolutions or other action adopted by the Company authorizing the execution, delivery and performance of this Agreement as appropriate, and a certificate of the Company, dated the Closing Date, stating that such resolutions or other action were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Agreement on behalf of the Company;

 (c)                               a certificate executed by an officer of the Company setting forth the truth and accuracy of the matters set forth in Sections 6.02(a) and (b) hereof with respect to matters pertaining to the Company; and

 (d)                              a receipt for the aggregate portion of the purchase price for the Company Shares, if any, and the Financing Shortfall Shares, if any, delivered to the Company.

SECTION 6.06.                 Documents to be Delivered by the Investors.  At the Closing, the Investor shall deliver to the Company the following:

 (a)                               a certificate executed by an officer of the Investor setting forth the truth and accuracy of the matters set forth in Section 6.03 (a) and (b) hereof;

 (b)                              an executed assignment agreement with respect to the Contributed Stock in form and substance reasonably satisfactory to the Company; and

 (c)                               a receipt for the aggregate number of shares of Class A Common Stock and Class C Common Stock delivered by the Company.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.                 Termination.  This Agreement may be terminated at any time prior to the Closing:

 (a)                               by mutual written consent of the Investor and the Company;

 (b)                              by either the Investor or the Company:

(i)                                     if the Closing shall not have been consummated on or before October 31, 2004, upon delivery of written notice to the other party; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to be consummated on or before such date; or

(ii)                                  if any Restraint having the effect set forth in Section 6.01(b) shall be in effect and shall have become final and nonappealable; and

 (c)                               by the Investor pursuant to the right set forth in Schedule 7.01(c).

SECTION 7.02.                 Effect of Termination.  In the event of termination of this Agreement by either the Company or the Investor as provided in Section 7.01, this Agreement shall forthwith become void and have no further force or effect, without any liability or obligation on the part of the Investor or the Company, other than this Section 7.02 and ARTICLE 8, which provisions shall survive such termination, and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03.                 Amendment.  This Agreement may not be amended except by an instrument in writing executed on behalf of each of the parties hereto.

SECTION 7.04.                 Extension; Waiver.  At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent inaccuracy or noncompliance.  The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8

GENERAL PROVISIONS

SECTION 8.01.                 Survival of Representations and Warranties.

 (a)                               Other than the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.09(b) and 3.10 (collectively, the “Company Surviving Representations”) and the representations and warranties contained in Section 4.01, 4.02 and 4.05 (collectively, the “Investor Surviving Representations”), which representations and warranties shall survive the Closing for a period of one year (or until the resolution of any claim brought within such period), none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing.

 (b)                              From and after the Closing Date, the Company shall defend, indemnify and hold harmless the Investor and its Affiliates (including Kohlberg Kravis Roberts & Co. L.P.) and each director, officer, member, partner, employee and agent of such persons (the “Investor Indemnitees”) against any loss, damage, claim, liability, judgment or settlement of any nature or kind, including all costs and expenses relating thereto, including interest, penalties and reasonable attorneys’ fees and disbursements (“Losses”), arising out of, relating to or resulting from the breach of any of the Company Surviving Representations.

 (c)                               From and after the Closing Date, the Investor shall defend, indemnify and hold harmless the Company and its Affiliates and each director, officer, member, partner, employee and agent thereof against any Losses arising out of, relating to or resulting from the breach of any of the Investor Surviving Representations (except to the extent of a breach of Section 4.02(c) arising out of a breach by VHH or AHC under the VHH Merger Agreement or the AHC Merger Agreement, respectively).

 (d)                              Notwithstanding anything to the contrary in this Agreement, no party hereto shall have any remedies at law or equity, directly or indirectly, against any officer, director, partner, employee, representative or affiliate of any other party on account of any misrepresentation or breach, nor shall any officer, director, partner, employee, representative or affiliate of any party have any liabilities on account of any such misrepresentation or breach.

SECTION 8.02.                 Remedies; Specific Enforcement.  Subject to Section 8.01, the parties agree that each party’s sole and exclusive remedy in the event of any breach of any representation, warranty, covenant or agreement of any of the other parties shall be to terminate this Agreement pursuant to Section 7.01 or not close.  Except as set forth herein, no party to this agreement shall be liable for any money damages in connection with such party’s breach of a representation, warranty, covenant or agreement of this Agreement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without the posting of a bond or similar instrument, and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New York or in any state court in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.03.                 Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

5501 American Boulevard West
Minneapolis, MN 55437
Attention: General Counsel
Facsimile: (952) 830-8492

with a copy to:

DLJ Merchant Banking III, Inc.
Eleven Madison Avenue, 16th Floor
New York, New York 10010
Attention: Thompson Dean and David Burgstahler
Facsimile: (212) 538-0415

and with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Douglas P. Warner
Facsimile: (212) 310-8007

If to the Investor, to:

c/o Kohlberg Kravis Roberts & Co.
9 West 57th Street
New York, New York 10019
Attn: Alexander Navab
Facsimile: (212) 750-0003

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Gary Horowitz
Facsimile: (212) 455-2502

SECTION 8.04.                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.05.                 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 8.06.                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York as applied to contracts made and performed entirely within such state.

SECTION 8.07.                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.08.                 Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or of any state court located in the State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of New York or a state court located in the State of New York.

SECTION 8.09.                 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.10.                 No Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company or the Investor or any of their respective Affiliates shall have any liability for any obligations or liabilities of the Company or the Investor under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

SECTION 8.11.                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JOSTENS HOLDING CORP.

By:
Name:
Title:

FUSION ACQUISITION LLC

By:
Name:
Title: